UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 3, 2007
Spherion Corporation

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-11997	36-3536544

(Commission File Number)	(IRS Employer Identification No.)

2050 Spectrum Boulevard, Fort Lauderdale, Florida	33309

(Address of Principal Executive Offices)	(Zip Code)
(954) 308-7600

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On December 3, 2007, Spherion Corporation (the “Company”) completed the acquisition of 100% of the equity of Technisource, Inc. through a merger with a wholly-owned subsidiary of the Company (the “Merger”) in accordance with the terms of an Agreement and Plan of Merger, dated November 14, 2007, by and among the Company and Crystal Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company and Intellimark Holdings, Inc., a Delaware corporation and parent of Technisource, the principal stockholders of Intellimark, and Charlesbank Capital Partners, LLC, a Massachusetts limited liability company, solely in its capacity as representative of the principal stockholders of Intellimark. Total consideration paid by the Company was $140 million, consisting of $120 million in cash from existing available resources and a deferred payment in the amount of $20 million. In the Merger, the Company received $31 million of working capital.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements. The financial statements required by Item 9.01(a) of Form 8-K are not included in this current report. The Company intends to file these financial statements by an amendment within the time period permitted by Item 9.01(a).
(b) Pro Forma Financial Information. Pro forma financial information required by Item 9.01(b) of Form 8-K is not included in this current report. The Company intends to file this pro forma financial information by an amendment within the time period permitted by Item 9.01(b).
(c) Not Applicable.
(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 14, 2007.

99.1	Press release issued by the Company on December 3, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 4, 2007	SPHERION CORPORATION
/s/ Mark W. Smith
Mark W. Smith
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 14, 2007.

99.1	Press release issued by the Company on December 3, 2007.